Exhibit 10.10

Director Compensation

Each director of A. Schulman, Inc. (the “Corporation”) who is not an employee of the Corporation shall receive an annual retainer fee of $160,000 for attending up to 24 meetings per fiscal year. For each meeting attended in excess of 24 meetings in a calendar year, each director shall receive an additional per meeting fee of $1,500. Directors with significant additional duties shall receive the following additional retainers: (i) $20,000 for the lead independent director; (ii) $17,500 for the Audit Committee and Compensation Committee chairperson; and (iii) $10,000 for all other committee chairpersons. Non-employee directors are also eligible for grants under the Corporation’s equity award plans.